Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-148181, 333-177505 and 333-187284) and Form S-8 (No. 333-149639) of Exterran Partners, L.P. (the “Partnership”) of our report dated March 21, 2014 relating to the statement of assets acquired and liabilities assumed that are proposed to be acquired by the Partnership pursuant to the MidCon Compressor Acquisition Agreement described in Note 1 and the related statement of revenues and direct operating expenses, which appears in the Current Report on Form 8-K/A of Exterran Partners, L.P. dated February 27, 2014.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
March 21, 2014